Exhibit 99.1

Regional Management Corp. Announces First Quarter 2021 Results

-   Record net income of $25.5 million and diluted earnings per share of $2.31   -

-   Core net finance receivables and total revenue each grew 1.7% year-over-year   -

-   Historically low 30+ day contractual delinquencies of 4.3% as of March 31, 2021   -

-   Raises quarterly cash dividend by 25% to $0.25 per common share and announces a new $30 million stock repurchase program   -

Greenville, South Carolina – May 4, 2021 – Regional Management Corp. (NYSE: RM), a diversified consumer finance company, today announced results for the first quarter ended March 31, 2021.

“We had a fantastic start to 2021, as we built off of our strong performance from the prior year to generate record quarterly earnings,” said Robert W. Beck, President and Chief Executive Officer of Regional Management Corp. “Our growth initiatives helped to reduce our typical first quarter seasonal liquidation and the impact of the new stimulus payments, which in turn drove strong revenue performance. At the same time, we maintained a superior credit profile and historically low 30+ day delinquencies, allowing us to release over $10 million of our allowance for credit losses, including more than $6 million of COVID-19 reserves. In addition, we continued to prudently manage our expenses while also investing in our digital initiatives and growth strategies, positioning us well to expand our portfolio through the remainder of 2021 and beyond.”

“We have maintained our momentum going into the second quarter, having recently extended our operations to Illinois and strengthened our balance sheet by expanding our warehouse facility capacity, further enabling us to fund our long-term growth strategy and to return excess capital to shareholders,” added Mr. Beck. “To that end, we are very pleased to announce an increase of our quarterly dividend by 25% to $0.25 per share, the completion of our $30 million stock repurchase program that began in the fourth quarter, and the authorization by our Board of Directors of a new $30 million stock repurchase program. Moving ahead, we are focused on maintaining our strong credit profile and executing on our omni-channel growth strategies, which include investment in geographic expansion, digital innovation, and the development of new products and channels. We continue to be well-positioned to further expand our market share and to deliver additional long-term value to our shareholders.”

First Quarter 2021 Highlights

•	Net income for the first quarter of 2021 was $25.5 million and diluted earnings per share was $2.31, compared to net loss of $6.3 million and diluted loss per share of $0.56 in the prior-year period.

•	Net finance receivables as of March 31, 2021 were $1.1 billion, an increase of 0.3%, or $3.3 million, from the prior-year period.

-	Total core small and large loan net finance receivables increased $17.8 million, or 1.7%, compared to the prior-year period.

-

Large loan net finance receivables of $719.4 million increased $86.8 million, or 13.7%, from the prior-year period and represented 65.1% of the total loan portfolio. Small loan net finance receivables were $371.2 million, a decrease of 15.7% from the prior-year period.

-	Originated $231.4 million of loans in the first quarter of 2021, an increase of $2.2 million, or 0.9%, from the prior-year period.

•	Total revenue for the first quarter of 2021 was $97.7 million, an increase of $1.7 million, or 1.7%, from the prior-year period.

-

Interest and fee income increased $0.3 million, or 0.3%, primarily due to improved credit performance across the portfolio, which resulted in fewer loans in non-accrual status and fewer interest accrual reversals. These benefits were partially offset by the intended product mix shift toward large loans and the portfolio composition shift toward higher credit quality customers with slightly lower interest rates due to enhanced credit standards during the pandemic.

-

Insurance income, net increased $2.0 million, or 34.2%, driven by an increase in premium revenue and a decrease in unemployment insurance expense due to COVID-19 reserves taken in the prior-year period. These benefits were offset by higher life insurance claims.

-	Other income decreased $0.7 million, or 21.1%, driven by lower late fees on low delinquency levels.

•

Provision for credit losses for the first quarter of 2021 was $11.4 million, a decrease of $38.2 million, or 77.1%, from the prior-year period. The provision for credit losses for the first quarter of 2021 included releases in the allowance for credit losses of $6.6 million related to the expected economic impact of the COVID-19 pandemic and $3.8 million related to portfolio liquidation.

-

Allowance for credit losses was $139.6 million as of March 31, 2021, including a $23.8 million allowance for credit losses associated with COVID-19. The company’s macroeconomic model assumes an unemployment rate under 10% at the end of 2021.

•	Annualized net credit losses as a percentage of average net finance receivables for the first quarter of 2021 were 7.7%, a 280 basis point improvement compared to 10.5% in the prior-year period.

•

As of March 31, 2021, 30+ day contractual delinquencies totaled $47.7 million, or 4.3% of net finance receivables, compared to 6.6% in the prior-year period. As of April 30, 2021, 30+ day contractual delinquencies further improved to $41.0 million, or 3.7% of net finance receivables. As of March 31, 2021, approximately 70% of the company’s total portfolio had been originated since April 2020, the vast majority of which was subject to enhanced credit standards deployed following the outset of the pandemic.

•

General and administrative expenses for the first quarter of 2021 were $45.8 million, an improvement of $0.4 million, or 0.9%, from the prior-year period, primarily driven by reductions in executive transition costs and operating costs related to COVID-19, partially offset by an increase in personnel expenses, marketing expenses, and investment in digital and technological capabilities to support the company’s growth initiatives.

•

The operating expense ratio (annualized general and administrative expenses as a percentage of average net finance receivables) for the first quarter of 2021 was 16.3%, an improvement of 20 basis points compared to the prior-year period.

•

As of March 31, 2021, the company had total unused capacity on its revolving credit facilities of $573 million, subject to the borrowing base, and available liquidity of $207 million, including unrestricted cash on hand and immediate availability to draw down cash from its revolving credit facilities.

•

In the first quarter of 2021, the company repurchased 352,183 shares of its common stock at a weighted-average price of $33.57 per share under the company’s $30 million stock repurchase program. The company completed the $30 million stock repurchase program in May 2021, having repurchased 951,841 shares of its common stock at a weighted-average price of $31.52 per share.

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Second Quarter 2021 Dividend and New Stock Repurchase Program

The company’s Board of Directors has declared a dividend of $0.25 per common share for the second quarter of 2021. The dividend is 25% higher than the prior quarter’s dividend and will be paid on June 15, 2021 to shareholders of record as of the close of business on May 26, 2021.

The declaration and payment of any future dividend is subject to the discretion of the Board of Directors and will depend on a variety of factors, including the company’s financial condition and results of operations.

In addition, the company’s Board of Directors has authorized a new stock repurchase program allowing for the repurchase of up to $30 million of its outstanding common stock. The authorization is effective immediately and will continue through April 29, 2023.

Share repurchases under the stock repurchase program may be made in the open market at prevailing market prices, through privately negotiated transactions, or through other structures in accordance with applicable federal securities laws, at times and in amounts as management deems appropriate. The timing and the amount of any common stock repurchases will be determined by the company’s management based on its evaluation of market conditions, the company’s liquidity needs, legal and contractual requirements and restrictions (including covenants in the company’s credit agreements), share price, and other factors. Repurchases of common stock may be made under a Rule 10b5-1 plan, which would permit common stock to be repurchased when the company might otherwise be precluded from doing so under insider trading laws. The repurchase program does not obligate the company to purchase any particular number of shares and may be suspended, modified, or discontinued at any time without prior notice.

Liquidity and Capital Resources

As of March 31, 2021, the company had net finance receivables of $1.1 billion and outstanding long-term debt of $752.2 million ($750.6 million of outstanding debt and $1.6 million of interest payable), consisting of:

•	$156.5 million on its $640.0 million senior revolving credit facility,
•	$36.4 million on its $125.0 million revolving warehouse credit facility, and
•	$559.3 million through its asset-backed securitizations.

The company’s unused capacity on its revolving credit facilities (subject to the borrowing base) was $573 million, or 74.9%, as of March 31, 2021.

The company had a funded debt-to-equity ratio of 2.7 to 1.0 and a stockholders’ equity ratio of 25.8%, each as of March 31, 2021. On a non-GAAP basis, the company had a funded debt-to-tangible equity ratio of 2.7 to 1.0, as of March 31, 2021. Please refer to the reconciliations of non-GAAP measures to comparable GAAP measures included at the end of this press release.

Branch Network

As of March 31, 2021, the company’s branch network consisted of 365 locations, and in April 2021, the company opened its first branch in Illinois. The company continues to expect to open 15 to 20 net new branches during the full year 2021, subject to the economic environment.

Conference Call Information

Regional Management Corp. will host a conference call and webcast today at 5:00 PM ET to discuss these results.

The dial-in number for the conference call is (855) 327-6837 (toll-free) or (631) 891-4304 (direct). Please dial the number 10 minutes prior to the scheduled start time.

*** A supplemental slide presentation will be made available on Regional’s website prior to the earnings call at www.RegionalManagement.com. ***

In addition, a live webcast of the conference call will be available on Regional’s website at www.RegionalManagement.com.

A webcast replay of the call will be available at www.RegionalManagement.com for one year following the call.

About Regional Management Corp.

Regional Management Corp. (NYSE: RM) is a diversified consumer finance company that provides attractive, easy-to-understand installment loan products primarily to customers with limited access to consumer credit from banks, thrifts, credit card companies, and other lenders. Regional Management operates under the name “Regional Finance” in 366 branch locations across 12 states in the Southeastern, Southwestern, Mid-Atlantic, and Midwestern United States, as of April 2021. Most of its loan products are secured, and each is structured on a fixed rate, fixed term basis with fully amortizing equal monthly installment payments, repayable at any time without penalty. Regional Management sources loans through its multiple channel platform, which includes branches, centrally-managed direct mail campaigns, digital partners, retailers, and its consumer website. For more information, please visit www.RegionalManagement.com.

Forward-Looking Statements

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact but instead represent Regional Management Corp.’s expectations or beliefs concerning future events. Forward-looking statements include, without limitation, statements concerning future plans, objectives, goals, projections, strategies, events, or performance, and underlying assumptions and other statements related thereto. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook,” and similar expressions may be used to identify these forward-looking statements. Such forward-looking statements speak only as of the date on which they were made and are about matters that are inherently subject to risks and uncertainties, many of which are outside of the control of Regional Management. As a result, actual performance and results may differ materially from those contemplated by these forward-looking statements. Therefore, investors should not place undue reliance on forward-looking statements.

Factors that could cause actual results or performance to differ from the expectations expressed or implied in forward-looking statements include, but are not limited to, the following: risks related to Regional Management’s business, including the COVID-19 pandemic and its impact on Regional Management’s operations and financial condition; managing growth effectively, implementing Regional Management’s growth strategy, and opening new branches as planned; Regional Management’s convenience check strategy; Regional Management’s policies and procedures for underwriting, processing, and servicing loans; Regional Management’s ability to collect on its loan portfolio; Regional Management’s insurance operations; exposure to credit risk and repayment risk, which risks may increase in light of adverse or recessionary economic conditions; the implementation of new underwriting models and processes, including as to the effectiveness of new custom scorecards; changes in the competitive environment in which Regional Management operates or a decrease in the demand for its products; the geographic concentration of Regional Management’s loan portfolio; the failure of third-party service providers, including those providing information technology products; changes in economic conditions in the markets Regional Management serves, including levels of unemployment and bankruptcies; the ability to achieve successful acquisitions and strategic alliances; the ability to make technological improvements as quickly as competitors; security breaches, cyber-attacks, failures in information systems, or fraudulent activity; the ability to originate loans; reliance on information technology resources and providers, including the risk of prolonged system outages; changes in current revenue and expense trends, including trends affecting delinquencies and credit losses; changes in operating and administrative expenses; the departure, transition, or replacement of key personnel; the ability to timely and effectively implement, transition to, and maintain the necessary information technology systems, infrastructure, processes, and controls to support Regional Management’s operations and initiatives; changes in interest rates; existing sources of liquidity may become insufficient or access to these sources may become unexpectedly restricted; exposure to financial risk due to asset-backed securitization transactions; risks related to regulation and legal proceedings, including changes in laws or regulations or in the interpretation or enforcement of laws or regulations; changes in accounting standards, rules, and interpretations and the failure of related assumptions and estimates, including those associated with the implementation of CECL accounting; the impact of changes in tax laws, guidance, and interpretations, including the timing and amount of revenues that may be recognized; risks related to the ownership of Regional Management’s common stock, including volatility in the market price of shares of Regional Management’s common stock; the timing and amount of future cash dividend payments; and anti-takeover provisions in Regional Management’s charter documents and applicable state law. The COVID-19 pandemic may also magnify many of these risks and uncertainties.

The foregoing factors and others are discussed in greater detail in Regional Management’s filings with the Securities and Exchange Commission. Regional Management will not update or revise forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events or the non-occurrence of anticipated events, whether as a result of new information, future developments, or otherwise, except as required by law. Regional Management is not responsible for changes made to this document by wire services or Internet services.

Contact

Investor Relations
Garrett Edson, (203) 682-8331

investor.relations@regionalmanagement.com

Regional Management Corp. and Subsidiaries

Consolidated Statements of Income

(Unaudited)

(in thousands, except per share amounts)

			Better (Worse)
	1Q 21	1Q 20	$	%
Revenue
Interest and fee income	$87,279	$86,997	$282	0.3%
Insurance income, net	7,985	5,949	2,036	34.2%
Other income	2,467	3,128	(661)	(21.1)%
Total revenue	97,731	96,074	1,657	1.7%

Expenses
Provision for credit losses	11,362	49,522	38,160	77.1%

Personnel	28,851	29,511	660	2.2%
Occupancy	6,020	5,227	(793)	(15.2)%
Marketing	2,710	1,686	(1,024)	(60.7)%
Other	8,262	9,819	1,557	15.9%
Total general and administrative	45,843	46,243	400	0.9%

Interest expense	7,135	10,159	3,024	29.8%
Income (loss) before income taxes	33,391	(9,850)	43,241	439.0%
Income taxes	7,869	(3,525)	(11,394)	(323.2)%
Net income (loss)	$25,522	$(6,325)	$31,847	503.5%
Net income (loss) per common share:
Basic	$2.42	$(0.58)	$3.00	517.2%
Diluted	$2.31	$(0.56)	$2.87	512.5%
Weighted-average common shares outstanding:
Basic	10,543	10,897	354	3.2%
Diluted	11,066	11,253	187	1.7%
Return on average assets (annualized)	9.3%	(2.3)%
Return on average equity (annualized)	36.7%	(9.4)%

Regional Management Corp. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(in thousands, except par value amounts)

			Increase (Decrease)
	1Q 21	1Q 20	$	%
Assets
Cash	$7,226	$14,668	$(7,442)	(50.7)%
Net finance receivables	1,105,603	1,102,285	3,318	0.3%
Unearned insurance premiums	(34,751)	(28,183)	(6,568)	(23.3)%
Allowance for credit losses	(139,600)	(142,400)	2,800	2.0%
Net finance receivables, less unearned insurance premiums and allowance for credit losses	931,252	931,702	(450)	(0.0)%
Restricted cash	79,012	54,649	24,363	44.6%
Lease assets	27,652	26,729	923	3.5%
Deferred tax asset	14,366	20,025	(5,659)	(28.3)%
Property and equipment	13,046	15,155	(2,109)	(13.9)%
Intangible assets	8,926	9,144	(218)	(2.4)%
Other assets	16,815	6,818	9,997	146.6%
Total assets	$1,098,295	$1,078,890	$19,405	1.8%
Liabilities and Stockholders’ Equity
Liabilities:
Long-term debt	$752,200	$777,847	$(25,647)	(3.3)%
Unamortized debt issuance costs	(8,196)	(8,581)	385	4.5%
Net long-term debt	744,004	769,266	(25,262)	(3.3)%
Accounts payable and accrued expenses	40,943	29,459	11,484	39.0%
Lease liabilities	29,712	28,803	909	3.2%
Total liabilities	814,659	827,528	(12,869)	(1.6)%
Stockholders’ equity:
Preferred stock ($0.10 par value, 100,000 shares authorized, none issued or outstanding)	—	—	—	—
Common stock ($0.10 par value, 1,000,000 shares authorized, 14,063 shares issued and 10,792 shares outstanding at March 31, 2021 and 13,659 shares issued and 11,175 shares outstanding at March 31, 2020)	1,406	1,366	40	2.9%
Additional paid-in-capital	105,493	103,488	2,005	1.9%
Retained earnings	250,659	196,582	54,077	27.5%
Treasury stock (3,271 shares at March 31, 2021 and 2,484 shares at March 31, 2020)	(73,922)	(50,074)	(23,848)	(47.6)%
Total stockholders’ equity	283,636	251,362	32,274	12.8%
Total liabilities and stockholders’ equity	$1,098,295	$1,078,890	$19,405	1.8%

Regional Management Corp. and Subsidiaries

Selected Financial Data

(Unaudited)

(in thousands, except per share amounts)

	Net Finance Receivables by Product
	1Q 21	4Q 20	QoQ $ Inc (Dec)	QoQ % Inc (Dec)	1Q 20	YoY $ Inc (Dec)	YoY % Inc (Dec)
Small loans	$371,188	$403,062	$(31,874)	(7.9)%	$440,282	$(69,094)	(15.7)%
Large loans	719,441	715,210	4,231	0.6%	632,593	86,848	13.7%
Total core loans	1,090,629	1,118,272	(27,643)	(2.5)%	1,072,875	17,754	1.7%
Automobile loans	3,033	3,889	(856)	(22.0)%	7,532	(4,499)	(59.7)%
Retail loans	11,941	14,098	(2,157)	(15.3)%	21,878	(9,937)	(45.4)%
Total net finance receivables	$1,105,603	$1,136,259	$(30,656)	(2.7)%	$1,102,285	$3,318	0.3%
Number of branches at period end	365	365	—	0.0%	368	(3)	(0.8)%
Average net finance receivables per branch	$3,029	$3,113	$(84)	(2.7)%	$2,995	$34	1.1%

	Averages and Yields
	1Q 21		4Q 20		1Q 20
	Average Net Finance Receivables	Average Yield (Annualized)	Average Net Finance Receivables	Average Yield (Annualized)	Average Net Finance Receivables	Average Yield (Annualized)
Small loans	$389,138	37.5%	$387,688	38.4%	$458,132	36.7%
Large loans	717,572	27.9%	683,520	28.5%	633,510	27.5%
Automobile loans	3,480	13.0%	4,360	14.3%	8,618	13.5%
Retail loans	13,170	17.8%	14,908	18.3%	23,056	17.8%
Total interest and fee yield	$1,123,360	31.1%	$1,090,476	31.9%	$1,123,316	31.0%
Total revenue yield	$1,123,360	34.8%	$1,090,476	35.7%	$1,123,316	34.2%

	Components of Increase in Interest and Fee Income
	1Q 21 Compared to 1Q 20
	Increase (Decrease)
	Volume	Rate	Volume & Rate	Total
Small loans	$(6,334)	$850	$(128)	$(5,612)
Large loans	5,788	641	85	6,514
Automobile loans	(173)	(11)	6	(178)
Retail loans	(441)	(2)	1	(442)
Product mix	1,163	(1,199)	36	—
Total increase in interest and fee income	$3	$279	$-	$282

	Net Loans Originated (1) (2)
	1Q 21	4Q 20	QoQ $ Inc (Dec)	QoQ % Inc (Dec)	1Q 20	YoY $ Inc (Dec)	YoY % Inc (Dec)
Small loans	$98,817	$159,985	$(61,168)	(38.2)%	$120,024	$(21,207)	(17.7)%
Large loans	130,821	196,867	(66,046)	(33.5)%	105,648	25,173	23.8%
Retail loans	1,780	1,891	(111)	(5.9)%	3,573	(1,793)	(50.2)%
Total net loans originated	$231,418	$358,743	$(127,325)	(35.5)%	$229,245	$2,173	0.9%
(1)	Represents the balance of loan origination and refinancing net of unearned finance charges.
(2)	The company ceased originating automobile purchase loans in November 2017.

	Other Key Metrics
	1Q 21	4Q 20	1Q 20
Net credit losses	$21,762	$18,700	$29,422
Percentage of average net finance receivables (annualized)	7.7%	6.9%	10.5%
Provision for loan losses (1)	$11,362	$24,700	$49,522
Percentage of average net finance receivables (annualized)	4.0%	9.1%	17.6%
Percentage of total revenue	11.6%	25.3%	51.5%
General and administrative expenses (2) (3)	$45,843	$44,794	$46,243
Percentage of average net finance receivables (annualized)	16.3%	16.4%	16.5%
Percentage of total revenue	46.9%	46.0%	48.1%
Same store results (4):
Net finance receivables at period-end	$1,100,840	$1,125,507	$1,093,701
Net finance receivable growth rate	0.2%	0.1%	17.6%
Number of branches in calculation	356	347	351
(1)	Includes COVID-19 pandemic impacts to provision for credit losses of $(6,600), $(1,500), and $23,900 for 1Q 21, 4Q 20, and 1Q 20, respectively.
(2)	Includes non-operating executive transition costs of $3,066 for 1Q 20.
(3)	Includes non-operating loan management system outage costs of $720 for 1Q 20.
(4)	Same store sales reflect the change in year-over-year sales for the comparable branch base. The comparable branch base includes those branches open for at least one year.

	Contractual Delinquency by Aging
	1Q 21		4Q 20		1Q 20
Allowance for credit losses (1)	$139,600	12.6%	$150,000	13.2%	$142,400	12.9%
Current	1,010,859	91.4%	990,467	87.2%	931,032	84.4%
1 to 29 days past due	47,024	4.3%	85,342	7.5%	98,896	9.0%
Delinquent accounts:
30 to 59 days	11,252	1.0%	18,381	1.6%	20,907	1.9%
60 to 89 days	9,808	0.9%	14,955	1.3%	16,456	1.5%
90 to 119 days	8,682	0.8%	10,496	0.9%	11,889	1.1%
120 to 149 days	8,717	0.8%	9,085	0.8%	12,059	1.1%
150 to 179 days	9,261	0.8%	7,533	0.7%	11,046	1.0%
Total contractual delinquency	$47,720	4.3%	$60,450	5.3%	$72,357	6.6%
Total net finance receivables	$1,105,603	100.0%	$1,136,259	100.0%	$1,102,285	100.0%
1 day and over past due	$94,744	8.6%	$145,792	12.8%	$171,253	15.6%

	Contractual Delinquency by Product
	1Q 21		4Q 20		1Q 20
Small loans	$22,582	6.1%	$27,703	6.9%	$37,662	8.6%
Large loans	24,177	3.4%	31,259	4.4%	32,201	5.1%
Automobile loans	227	7.5%	296	7.6%	508	6.7%
Retail loans	734	6.1%	1,192	8.5%	1,986	9.1%
Total contractual delinquency	$47,720	4.3%	$60,450	5.3%	$72,357	6.6%
(1)	Includes incremental COVID-19 allowance for credit losses of $23,800, $30,400, and $23,900 in 1Q 21, 4Q 20, and 1Q 20, respectively.

	Income Statement Quarterly Trend
	1Q 20	2Q 20	3Q 20	4Q 20	1Q 21	QoQ $ B(W)	YoY $ B(W)
Revenue
Interest and fee income	$86,997	$80,067	$81,306	$86,845	$87,279	$434	$282
Insurance income, net	5,949	7,650	6,861	7,889	7,985	96	2,036
Other income	3,128	2,133	2,371	2,710	2,467	(243)	(661)
Total revenue	96,074	89,850	90,538	97,444	97,731	287	1,657
Expenses
Provision for credit losses	49,522	27,499	22,089	24,700	11,362	13,338	38,160
Personnel	29,511	26,863	26,207	26,979	28,851	(1,872)	660
Occupancy	5,227	5,608	5,894	5,900	6,020	(120)	(793)
Marketing	1,686	1,438	3,249	3,984	2,710	1,274	(1,024)
Other	9,819	7,616	8,404	7,931	8,262	(331)	1,557
Total general and administrative	46,243	41,525	43,754	44,794	45,843	(1,049)	400
Interest expense	10,159	9,137	9,300	9,256	7,135	2,121	3,024
Income (loss) before income taxes	(9,850)	11,689	15,395	18,694	33,391	14,697	43,241
Income taxes	(3,525)	4,219	4,157	4,347	7,869	(3,522)	(11,394)
Net income (loss)	$(6,325)	$7,470	$11,238	$14,347	$25,522	$11,175	$31,847
Net income (loss) per common share:
Basic	$(0.58)	$0.68	$1.02	$1.32	$2.42	$1.10	$3.00
Diluted	$(0.56)	$0.68	$1.01	$1.28	$2.31	$1.03	$2.87
Weighted-average shares outstanding:
Basic	10,897	10,962	10,977	10,882	10,543	339	354
Diluted	11,253	11,013	11,092	11,228	11,066	162	187
Net interest margin	$85,915	$80,713	$81,238	$88,188	$90,596	$2,408	$4,681
Net credit margin	$36,393	$53,214	$59,149	$63,489	$79,234	$15,745	$42,841

	Balance Sheet Quarterly Trend
	1Q 20	2Q 20	3Q 20	4Q 20	1Q 21	QoQ $ Inc (Dec)	YoY $ Inc (Dec)
Total assets	$1,078,890	$1,000,225	$1,037,559	$1,103,856	$1,098,295	$(5,561)	$19,405
Net finance receivables	$1,102,285	$1,022,635	$1,059,554	$1,136,259	$1,105,603	$(30,656)	$3,318
Allowance for credit losses	$142,400	$142,000	$144,000	$150,000	$139,600	$(10,400)	$(2,800)
Long-term debt	$777,847	$683,865	$700,139	$768,909	$752,200	$(16,709)	$(25,647)

	Other Key Metrics Quarterly Trend
	1Q 20	2Q 20	3Q 20	4Q 20	1Q 21	QoQ Inc (Dec)	YoY Inc (Dec)
Interest and fee yield (annualized)	31.0%	30.5%	31.5%	31.9%	31.1%	(0.8)%	0.1%
Efficiency ratio (1)	48.1%	46.2%	48.3%	46.0%	46.9%	0.9%	(1.2)%
Operating expense ratio (2)	16.5%	15.8%	17.0%	16.4%	16.3%	(0.1)%	(0.2)%
30+ contractual delinquency	6.6%	4.8%	4.7%	5.3%	4.3%	(1.0)%	(2.3)%
Net credit loss ratio (3)	10.5%	10.6%	7.8%	6.9%	7.7%	0.8%	(2.8)%
Book value per share	$22.49	$23.11	$24.03	$24.89	$26.28	$1.39	$3.79
(1)	General and administrative expenses as a percentage of total revenue.
(2)	Annualized general and administrative expenses as a percentage of average net finance receivables.
(3)	Annualized net credit losses as a percentage of average net finance receivables.

Non-GAAP Financial Measures

In addition to financial measures presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. The company’s management utilizes non-GAAP measures as additional metrics to aid in, and enhance, its understanding of the company’s financial results. Tangible equity and funded debt-to-tangible equity ratio are non-GAAP measures that adjust GAAP measures to exclude intangible assets. Management uses these equity measures to evaluate and manage the company’s capital and leverage position. The company also believes that these equity measures are commonly used in the financial services industry and provide useful information to users of the company’s financial statements in the evaluation of its capital and leverage position.

This non-GAAP financial information should be considered in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. In addition, the company’s non-GAAP measures may not be comparable to similarly titled non-GAAP measures of other companies. The following tables provide a reconciliation of GAAP measures to non-GAAP measures.

	1Q 21
Long-term debt	$752,200
Total stockholders' equity	283,636
Less: Intangible assets	8,926
Tangible equity (non-GAAP)	$274,710
Funded debt-to-equity ratio	2.7	x
Funded debt-to-tangible equity ratio (non-GAAP)	2.7	x